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                                                                     Exhibit 4.8

                         PLEDGE AND SECURITY AGREEMENT

     THIS PLEDGE AND SECURITY AGREEMENT (the "Security Agreement") is made and entered into as of November ____, 1996 (the "Effective Date"), by ECHELON INTERNATIONAL CORPORATION, a Florida corporation ("Obligor"), having an address at One Progress Plaza, St. Petersburg, Florida 33701, in favor of SALOMON BROTHERS REALTY CORP., a New York corporation, having an address at Seven World Trade Center, New York, New York 10048, as secured party ("Secured Party"). This Security Agreement is entered into based upon the following facts:

     Obligor is a "Venturer" (as that term is defined in the Joint Venture Agreement (hereinafter defined)) in the joint venture conducted under the name of Progress-Potomac Capital Ventures (the "Joint Venture") and formed under that certain Joint Venture Agreement (the "Joint Venture Agreement"), dated as of January 27, 1988, between Progress Financial Services, Incorporated, and Potomac Capital Investment Corporation ("Potomac"), and the owner of all of the Collateral (as hereinafter defined), as more fully described in EXHIBIT A.

     The collateral described in EXHIBIT A is referred to herein as the "Collateral."

     Simultaneously with execution of this Security Agreement, Secured Party will make a One Hundred Five Million Dollar ($105,000,000) loan (the "Loan") to Obligor, which Loan will be evidenced by a note, dated of even date herewith, in the original principal amount of One Hundred Five Million Dollars ($105,000,000), executed and delivered by Obligor to Secured Party (the "Note").

     The Note is intended to be secured by this Security Agreement.

     Secured Party would not have made the Loan to the Obligor if Obligor did not execute and deliver this Security Agreement to Secured Party.

     NOW, THEREFORE, to secure the full and punctual payment and performance of Obligor's obligations and covenants under the Note and hereunder (collectively, the "Obligations"), Obligor hereby assigns and pledges all of its right, title and interest in the Collateral to Secured Party, and Obligor hereby grants to Secured Party a security interest in the Collateral. By granting this security interest in the Collateral, Obligor intends to provide Secured Party with security for payment and performance of all of the Obligations. Obligor further covenants, represents, warrants, and agrees (as applicable) as follows:

1.   Representations and Warranties.

     Obligor represents and warrants to Secured Party as follows:

     1.1 Joint Venture Agreement. The Joint Venture Agreement is in full force and effect and Obligor is not in default thereunder.


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     1.2  No Violation.  The execution and delivery of, and performance by
Obligor under, this Security Agreement will not (i) violate any provision of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Obligor is a party or that purports to bind Obligor or any of its property or assets, or (ii) conflict with any law, order, rule or regulation applicable to Obligor of any court or any federal or state government, regulatory body or administrative agency, or any other governmental body having jurisdiction over Obligor or any of its properties.

     1.3 No Filings or Consents. Except for the filing of financing statements (pertaining to the security interest granted herein) and obtaining the consent of Potomac to this Security Agreement, no authorization, consent, approval, exemption, registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or of any other party is or will be necessary to the valid execution, delivery or performance by Obligor of this Security Agreement, or Obligor's grant to Secured Party of the security interest established hereunder.

     1.4 Title and Priority. Obligor has good title to the Collateral, free and clear of all liens, security interests and encumbrances thereon or adverse claims of title or any other interest whatsoever therein. No financing statement, mortgage or deed of trust covering the Collateral or any portion thereof or any proceeds thereof is on file in any public office. The security interest granted to Secured Party under this Security Agreement is valid and constitutes a first and prior perfected security interest in the Collateral.

     1.5 Authority to Act; Enforceability. Obligor has full right, power and authority to (i) grant the security interest in the Collateral; and (ii) assign the Collateral to Secured Party pursuant to this Security Agreement. This Security Agreement is a valid and binding obligation of Obligor enforceable in accordance with its terms.

     1.6 Effect of Transfer. Upon foreclosure on the Collateral or other exercise of remedies with respect to the Collateral, Secured Party, its designee or any purchaser of the Collateral shall be entitled to any and all rights of the Obligor with respect to the Collateral.


2.   Covenants.

     2.1 Joint Venture-Related. Obligor shall preserve all its rights under the Joint Venture Agreement. Obligor shall perform all its obligations as a member of the Joint Venture when and as required pursuant to the Joint Venture Agreement. Obligor shall not modify the Joint Venture Agreement without Secured Party's consent. Obligor shall immediately provide Secured Party with a copy of any notice received under the Joint Venture Agreement.

     2.2 Transfers. Obligor shall not sell, assign, transfer, convey, pledge, hypothecate, or grant or permit to exist any lien on or security interest in, or otherwise encumber or dispose of, the Collateral, or any portion thereof (any of the foregoing, a "Disposition"). In the event of any Disposition in violation of these provisions, the security interest of Secured Party shall continue

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in the affected Collateral notwithstanding such Disposition, and Obligor shall hold the proceeds thereof in a separate account for Secured Party's benefit and shall not commingle such funds with any other funds of Obligor. Obligor shall notify Secured Party immediately of such Disposition and shall, in the event of a Disposition in violation of these provisions, without request, transfer the proceeds to Secured Party immediately upon receipt.

     2.3 Protection of Collateral. Obligor shall not do or fail to do anything that would or could permit or enable any creditor of Obligor, including, without limitation, the Internal Revenue Service and the taxing authorities of any state or city, to obtain or assert a lien upon or be legally entitled to compel a sale of any of the Collateral in order to obtain payment of any money Obligor might owe to any of them. In addition, Obligor represents and warrants that it has not previously given any lien, security interest or other interest in any of the Collateral which has not been released, and agrees that it shall not hereafter give, grant or allow to exist, any lien, security interest or other interest in any of the Collateral to secure the repayment of any money or other obligation owed to anyone else, whether owed by Obligor or any other person.


3.   Events of Default; Acceleration.

     3.1 Definition: "Event of Default". The occurrence of any of the following shall be an "Event of Default":

     3.1.1. Security Agreement. If Obligor fails to perform any covenant or agreement under, or violates any provision of, this Security Agreement.

     3.1.2.  Cross-Default.  If any default occurs under the Note.

     3.1.3. Disposition. In the event of any Disposition of the Collateral or any portion thereof without the prior written consent of Secured Party.

     3.1.4. Untrue Facts. If any representation or warranty in this Security Agreement is or becomes materially incorrect.

     3.1.5. Liquidation, Etc. If the Joint Venture or Obligor is liquidated, terminated or dissolved for any reason whatsoever, or if a new member is admitted or substituted in the Joint Venture; provided, however, that is shall not be an Event of Default if the Joint Venture is liquidated, terminated or dissolved solely as the act of Potomac and without the consent or fault of Obligor, which event shall be deemed a Transfer, and (a) the Capital Event Proceeds of such Transfer shall be subject to, and deposited by Obligor in accordance with, Section 2.7 of the Loan Agreement, and (b) if Obligor receives a distribution of any Joint Venture Euipment as a result of such Transfer, Obligor immediately shall execute, acknowledge, deliver and, as necessary, record and/or file such documents and instruments as are requested by Secured Party to create a first priority lien in such Joint Venture Equipment in favor of Secured Party as security for the Note.


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     3.1.6.  Joint Venture Cross-Default.  If any default by Obligor occurs under the Joint Venture Agreement.

     3.1.7. Bankruptcy Event Affecting Obligor. If Obligor becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, ceases to do business as a going concern, ceases to pay its debts as they become due or admits in writing that it is unable to pay its debts as they become due, or becomes a "debtor," whether voluntarily or involuntarily, under the United States Bankruptcy Code (Title 11 United States Code), or is otherwise the subject of any similar proceeding under state or federal law (unless, in the case of an involuntary petition, the same is contested with diligence and continuity and dismissed within sixty days); or a custodian or trustee is appointed to take possession of, or an attachment, execution or other judicial seizure is made with respect to, substantially all of Obligor's assets or in the Joint Venture (unless such appointment, attachment, execution or other seizure was involuntary and is contested with diligence and continuity and is vacated and discharged within sixty days). (The occurrence of any event described in this paragraph is referred to as a "Bankruptcy Event.")

     3.1.8. Bankruptcy Event Affecting the Joint Venture. The occurrence of any Bankruptcy Event affecting the Joint Venture; provided, however, that it shall not be an Event of Default if the Bankruptcy Event affecting the Joint Venture is not caused by the act or fault of, and is not consented to by, Obligor; and if such Bankruptcy Event shall result in the liquidation, termination or dissolution of the Joint Venture, such liquidation, termination or dissolution shall be deemed a Transfer, and (a) the Capital Event Proceeds of such Transfer shall be subject to, and deposited by Obligor in accordance with, Section 2.7 of the Loan Agreement, and (b) if Obligor receives a distribution of any Joint Venture Euipment as a result of such Transfer, Obligor immediately shall execute, acknowledge, deliver and, as necessary, record and/or file such documents and instruments as are requested by Secured Party to create a first priority lien in such Joint Venture Equipment in favor of Secured Party as security for the Note.


4.   Secured Party's Rights Upon Event of Default.

     Upon and after the occurrence of an Event of Default and the acceleration of the Indebtedness, Secured Party shall have the following rights and remedies, which shall be cumulative and shall not limit any other rights or remedies available to Secured Party:

     4.1. Sale of Collateral. Secured Party may sell the Collateral (in whole or in part, at Secured Party's option) at one or more public or private sale(s), with or without advertisement of the time, place or terms of sale, except that if it is a private sale, it shall occur no less than thirty (30) days after written notice to Obligor at the address first above set forth.
Such notice, given by certified mail, return receipt requested, shall be deemed reasonable notice. Any such sale may be conducted by an employee or agent of Secured Party. Any person, including both Secured Party and Obligor, shall be eligible to purchase any part or all of the Collateral at any such sale. Obligor acknowledges that private sales, and in particular private sales of securities made pursuant to applicable law, may be at prices and on other terms less favorable to the seller than if such Collateral were sold at public sales. Obligor agrees that any private sales that Secured Party

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elects to conduct or to have conducted shall not be deemed to have been made in a commercially unreasonable manner by virtue of their being private sales. In the event of any sale, Secured Party shall apply the proceeds of such sale in accordance with the Distribution Priorities described in Section 5 of this Security Agreement. Secured Party shall determine the terms of such sale in its sole discretion.

     4.2. Option to Hold Collateral. Secured Party may elect to continue to hold the Collateral if it determines that a better price can be obtained at a later date or for any other reason. Secured Party shall not be liable to Obligor for such delay nor for any loss in value in the Collateral. Secured Party shall apply any cash distribution made or payable on account of the Collateral as set forth in Section 5 of this Security Agreement.

     4.3. Implementation of Sale. Secured Party shall have the right, in connection with a sale pursuant to Section 4.1 of this Security Agreement, to complete one or more assignment(s) of the Collateral in order to perfect the transfer of the Collateral.

     4.4. Effect of Purchase. Secured Party or anyone designated by Secured Party may purchase the Collateral as stated above, free of any right of Obligor to redeem the Collateral, which right of redemption Obligor waives.

     4.5. Appointment of Receiver. Secured Party may obtain the appointment of a receiver, without notice to Obligor and without regard to the adequacy of the Collateral.

     4.6. Other Remedies. Secured Party may, at Obligor's sole cost and expense, take any and all additional steps as Secured Party may, in its sole discretion, determine to (i) protect its rights in the Collateral; (ii) aid in the execution of any power herein granted or (iii) enforce any and all other legal or equitable remedies.

     4.7. UCC. Secured Party shall have with respect to the Collateral, in addition to all rights and remedies herein set forth, all of the rights and remedies available to a secured party under the Uniform Commercial Code as in effect in the State of New York as if such rights and remedies were fully set forth in this Security Agreement.

     4.8. Partial Exercise. Without limiting any rights or remedies of Secured Party, Secured Party shall have the right and option, in its sole and absolute discretion, to exercise any rights or remedies with respect to only a portion of the Collateral and/or on account of only certain but not all defaults of Obligor with respect to the Note or this Security Agreement. If Secured Party partially exercises its remedies as described in the preceding sentence, then subject to applicable law Secured Party shall continue to be entitled to exercise Secured Party's remedies as to any other Collateral and any other default, present or future. For example, without limiting the general application of this paragraph, Secured Party may realize upon the right to receive distributions from the Joint Venture without realizing upon any other element(s) of the Collateral, all in Secured Party's sole and absolute discretion, and Secured Party's security interest shall continue in the remaining element(s) or Collateral.


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5.   Application of Sale Proceeds.

     If Secured Party sells the Collateral or any part thereof, the proceeds shall be applied as follows (the "Distribution Priorities"):

     5.1. Secured Party's Expenses. First, to the expenses of retaking, collecting, preparing for sale, selling and delivering the Collateral, including (but not limited to) fees and other charges of attorneys and paralegals, costs, and taxes ("Legal Costs");

     5.2 Performance Under the Note. Second, to be applied against payments then due under the Note; and

     5.3 Residue. The balance, if any, to the person(s) legally entitled thereto.

6.   Distributions.

     So long as no Event of Default has occurred and is continuing, Obligor may retain any cash distribution made or payable on account of the Collateral so long as such cash distributions do not represent the proceeds of any sale or refinancing of properties owned by the Joint Venture, or the proceeds of any hazard insurance received by the Joint Venture as a result of any casualty affecting any Equipment (as defined in the Joint Venture Agreement) owned by the Joint Venture (all such transactions being referred to herein as "Capital Transactions"). If, however, Obligor receives distributions on account of any Capital Transaction, then such proceeds shall be subject to and deposited in accordance with Section 2.7 of the Loan Agreement.

7.   Legal Costs.

     Obligor shall reimburse Secured Party for all Legal Costs incurred by Secured Party in enforcing or preparing to enforce this Security Agreement or the Note, whether such Legal Costs are incurred before or after commencement of litigation, and whether incurred under this Security Agreement or the Note.

8.   Additional Documents.

     Upon Secured Party's request, Obligor shall sign any financing statements and other documents that Secured Party may require to establish and/or protect its rights in the Collateral. Without intending to relieve Obligor from the foregoing obligations, Secured Party may sign any such documents in the name of Obligor and may file and/or record them as Secured Party shall deem appropriate. For such purpose, Obligor hereby irrevocably appoints Secured Party as Obligor's attorney-in-fact, coupled with an interest, which appointment shall be irrevocable so long as the Obligations have not been paid and performed in full. Such appointment and power of attorney shall survive the death, adjudication of incompetency or insanity, retirement, removal, bankruptcy or insolvency of Obligor or any of its partners.

9.   Certain Payments.

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     Obligor shall pay: (i) all filing, registration or recording fees with respect to, and all other expenses incident to, the execution, acknowledgment and filing, registration or recording of this Security Agreement, any extension or modification hereof, any security agreement or other document supplemental hereto or relating to the Collateral, any Uniform Commercial Code financing statements evidencing this Security Agreement or pertaining to Secured Party's rights in the Collateral and any instrument of further assurance, and (ii) all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, registration, or recording of any of the foregoing or arising out of or in connection with, or assessed with respect to, any commercial sale or other exercise of Secured Party's remedies under this Security Agreement.

10.  No Subrogation.

     No payment by or on behalf of Obligor on account of the Note shall create any right of subrogation, contribution, indemnification or reimbursement (such rights, "Subrogation") against the Joint Venture, Secured Party or any other party unless and until: (a) such right of Subrogation does not violate (or otherwise produce any result adverse to Secured Party under) any applicable law, including any bankruptcy or insolvency law; and (b) all amounts due under the Note and hereunder have been paid in full and all other performance required under the Note and hereunder has been rendered in full to Secured Party and all Obligations have been paid and performed and Secured Party has released, transferred or disposed of all of its right, title and interest in all Collateral. In exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Obligor waives and releases any and all such rights of Subrogation to the extent described in the immediately preceding sentence.

11.  Additional Provisions.

     11.1. Further Assurances. Obligor agrees to execute, acknowledge and deliver to Secured Party such additional documentation as Secured Party shall reasonably require to further evidence and confirm Obligor's obligations with respect to the Note and this Security Agreement, and to further perfect the security intended to be created by this Security Agreement.

     11.2. Successors and Assigns. This Security Agreement shall bind and benefit the parties and their successors and assigns, and the term Obligor shall apply to all successors and assigns of Obligor. The foregoing shall not be deemed to limit the prohibition on any Disposition contained in this Security Agreement.

     11.3. Notices. Any notices relating to this Security Agreement, the Note or any related matter, shall be in writing and shall be delivered by Federal Express or other nationally recognized overnight courier service. Notices shall be effective upon receipt or affirmative refusal to accept delivery. The parties' addresses are as set forth in the preamble of this Agreement. Any party may change its address by notice in compliance with this Agreement.


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     11.4.  Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Obligor agrees that any proceeding to enforce, or otherwise relating to or arising from, this instrument may be brought in any state or federal court located in the State of New York, as Secured Party may elect. By executing this Security Agreement, Obligor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such proceeding. Obligor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Obligor further agrees that a final judgment against Obligor in any proceeding shall be conclusive evidence of Obligor's liability for the full amount of such judgment.



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     IN WITNESS WHEREOF, Obligor has executed this Security Agreement as of the
Effective Date.
                                     "Obligor"

                                     ECHELON INTERNATIONAL CORPORATION,
                                     a Florida corporation



                                     By:
                                        ----------------------------------
                                        Name:  Larry J. Newsome
                                        Title: Senior Vice President


Attachments:
     Exhibit "A" - Description of Collateral


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                           Description of Collateral

                                   EXHIBIT A

                          TO UCC-1 FINANCING STATEMENT
                      AND TO PLEDGE AND SECURITY AGREEMENT



Debtor (Obligor):  ECHELON INTERNATIONAL CORPORATION, a Florida corporation
Secured Party:     SALOMON BROTHERS REALTY CORP., a New York corporation
Date:              November 5, 1996

     The Collateral covered by the UCC-1 financing statement to which this
Exhibit is attached consists of the following (the "Profits and Distributions", all of which shall be deemed to be included in Item 9 of the UCC-1 financing statement to which this Exhibit is attached):

     A. All of Debtor's right, title and interest, now owned or hereafter acquired, in and to any and all distributions, net profits, income, gain, credit and similar items, whether cash or otherwise, from the Joint Venture (as hereinafter defined), whether of capital or income or otherwise, pursuant to the Joint Venture Agreement (as hereinafter defined) or otherwise from the Joint Venture, including distributions upon liquidation;

     B. All of Debtor's right, if any, to receive any payments from the Joint Venture, regardless of how such payments are characterized, including management fees, disposition fees, administrative fees, reimbursements, partners' fees, and any and all other payments from the Joint Venture of any kind whatsoever;

     C. All replacements, additions, modifications, accessions, substitutions, proceeds (whether cash or otherwise) and products relating to or arising from any of the foregoing, and all documents, ledger sheets and files of Debtor relating thereto (proceeds hereunder include (i) whatever is now or hereafter received by Debtor upon the sale, exchange, collection or other disposition of any item of collateral, whether such proceeds constitute inventory, accounts, accounts receivable, general intangibles, instruments, securities, credits, documents, letters of credit, chattel paper, documents of title, warehouse receipts, leases, deposit accounts, money, contract rights, goods or equipment;
(ii) any such items which are now or hereafter acquired by Debtor with any proceeds of any collateral hereunder; and (iii) any insurance now or hereafter payable by reason of loss or damage to any item of collateral or any proceeds thereof); and

     D. The proceeds and products of all of the foregoing.



                                      A-1

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     The "Joint Venture" means Progress Potomac Capital Ventures, a joint venture formed under the laws of the State of Delaware, and specifically the Delaware Uniform Partnership Law, under that certain Joint Venture Agreement, dated as of January 27, 1988, between Progress Financial Services, Incorporated, a predecessor of Debtor, and Potomac Capital Investment Corporation (the "Joint Venture Agreement").
































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